CALCULATION OF REGISTRATION FEE

Class of Securities Offered	Aggregate Offering Price	Amount of Registration Fee(1)

Debt securities of Novartis Capital Corporation	$2,000,000,000	$229,200

Guarantees of Novartis AG in connection with the debt securities of Novartis Capital Corporation(2)	—	—

(1)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

(2)
Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantees of Novartis AG in connection with the debt securities of Novartis Capital Corporation

Prospectus Supplement
(to Prospectus dated September 18, 2012)

Novartis Capital Corporation
$1,500,000,000 2.400% Notes due September 21, 2022
Issue price: 99.225%
 $500,000,000 3.700% Notes due September 21, 2042
Issue price: 98.325%

fully and unconditionally guaranteed by
Novartis AG

Interest payable March 21 and September 21

The 2.400% Notes due September 21, 2022, which we refer to as the "2022 notes," will bear interest at a rate of 2.400% per year. The 3.700% Notes due September 21, 2042, which we refer to as the "2042 notes," will bear interest at a rate of 3.700% per year. We will pay interest on each of the 2022 notes and the 2042 notes each March 21 and September 21, commencing on March 21, 2013.

We refer to the 2022 notes and the 2042 notes collectively as the "notes." Unless we redeem the notes earlier, the 2022 notes will mature on September 21, 2022 and the 2042 notes will mature on September 21, 2042. There is no sinking fund for the notes. The notes will rank equally in right of payment with all our other senior, unsecured debt obligations.

We may redeem some or all of the notes at any time and from time to time at the redemption prices determined in the manner described in this prospectus supplement. We may also redeem the 2022 notes and/or the 2042 notes before their stated maturity at a price equal to 100% of their principal amount plus accrued interest to the redemption date in the event of certain changes in withholding taxes applicable to payments of interest on the relevant notes in Switzerland, the United States or any other Relevant Taxing Jurisdiction (as defined in the accompanying prospectus).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See "Risk factors" beginning on page S-8 of this prospectus supplement and on page 6 of Novartis AG's annual report on Form 20-F for the year ended December 31, 2011 incorporated herein by reference.

	Price to Public	Underwriting Discount	Proceeds to Issuer

Per 2022 Note	99.225%	0.450%	98.775%

Total	$1,488,375,000	$6,750,000	$1,481,625,000

Per 2042 Note	98.325%	0.875%	97.450%

Total	$ 491,625,000	$4,375,000	$ 487,250,000

Plus accrued interest, if any, from September 21, 2012.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, or "DTC," for the accounts of its participants, including Clearstream Banking, société anonyme, or "Clearstream," and Euroclear Bank S.A./N.V., or "Euroclear," against payment in New York, New York on or about September 21, 2012.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley	BNP PARIBAS	BofA Merrill Lynch	Citigroup	UBS Investment Bank

Co-Managers

Barclays	Credit Suisse
Deutsche Bank Securities	Goldman, Sachs & Co.
HSBC	RBS

September 18, 2012

Prospectus Supplement

Prospectus

About This Prospectus	1
Where You Can Find More Information	1
Incorporation of Certain Documents by Reference	1
Presentation of Financial Information	2
Forward-Looking Statements	3
Use of Proceeds	4
Ratios of Earnings to Fixed Charges	4
Novartis AG	5
Novartis Capital Corporation	5
Novartis Securities Investment Ltd	5
Legal Ownership of Debt Securities	6
Description of Debt Securities	9
Tax Considerations	20
Plan of Distribution	21
Legal Matters	22
Experts	22
Limitations on Enforcement of U.S. Laws	23

i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, and, if given or made, such information must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes to which they relate or an offer to sell or the solicitation of an offer to buy such notes by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement and the accompanying prospectus is correct as of any time subsequent to its date.

        As used in this prospectus supplement and the accompanying prospectus, the terms "we," "our", "us" and "Group" refer to Novartis AG and its consolidated affiliates unless the context requires otherwise.

        The distribution or possession of this prospectus supplement and the accompanying prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither we nor any of the underwriters accepts any liability in relation to any such restrictions. See "Underwriting."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports with and furnish other reports and information to the Securities and Exchange Commission, or the "SEC." You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents we file with or furnish to the SEC on the SEC website at www.sec.gov. The address of the SEC's internet site is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-732-0330 for further information about its public reference room. Reports and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information contained in documents we file with or furnish to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus.

        Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents is not intended to create any implication that there has been no change in our affairs since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus supplement and the accompanying prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

        We hereby incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below. Unless otherwise noted, all of the documents listed below have the SEC file number 001-15024:

  •
  Annual Report on Form 20-F for the year ended December 31, 2011;

  •
  Report on Form 6-K furnished to the SEC on February 23, 2012 relating to the approval of all proposed resolutions at our Annual General Meeting, including the election of Dr. Dimitri Azar to our Board of Directors;

  •
  Report on Form 6-K furnished to the SEC on February 29, 2012 relating to the appointment of Brian McNamara as Division Head, Novartis OTC;

  •
  Our interim financial report for the second quarter and first half of 2012 included as Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on July 19, 2012;

  •
  Report on Form 6-K furnished to the SEC on September 18, 2012 with a modified version of our earnings release for the second quarter and first half of 2012; and

  •
  Each of the following documents that we file with or furnish to the SEC after the date of this prospectus supplement from now until we terminate the offering of securities under this prospectus supplement, the accompanying prospectus and the registration statement:

  •
  reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and

  •
  reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus supplement or the accompanying prospectus.

        You may obtain copies of these documents in the manner described above. You may also request copies of these documents (excluding exhibits) at no cost by contacting us as follows:

Novartis International AG Investor Relations P.O. Box CH-4002 Basel Switzerland Tel: +41 61 324 79 44 Fax: +41 61 324 84 44 E-mail: investor.relations@novartis.com	Novartis Services, Inc. Investor Relations 230 Park Avenue, 21st Floor New York, NY 10169 USA Tel: + 1 212 307 1122 Fax: +1 212 246 0185 E-mail: investor.relations@novartis.com

        Novartis Capital Corporation does not, and will not, file separate reports with the SEC.

PRESENTATION OF FINANCIAL INFORMATION

        We present our consolidated financial statements in U.S. dollars and in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. When we refer to "$," we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS.

 SUMMARY

        This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Novartis AG

        Novartis AG was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, our predecessor companies, Ciba-Geigy AG and Sandoz AG, merged into this new entity, creating the Novartis Group. Novartis AG is domiciled in and governed by the laws of Switzerland. Its principal office is located at Novartis AG, Lichtstrasse 35, 4056 Basel, Switzerland, and its telephone number is +41 61 324 1111.

        Novartis AG is organized as a holding company which owns, directly or indirectly, 100% of most significant operating companies of the Novartis Group. The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products, led by innovative pharmaceuticals. We provide healthcare solutions that address the evolving needs of patients and societies worldwide.

        Our focused, diversified portfolio of businesses is made up of six global operating divisions and reports its results in five segments:

  •
  Pharmaceuticals: Innovative patent-protected prescription medicines

  •
  Alcon: Surgical, ophthalmic pharmaceutical and vision care products

  •
  Sandoz: Generic pharmaceuticals

  •
  Vaccines and Diagnostics: Human vaccines and blood-testing diagnostics

  •
  Consumer Health: OTC (over-the-counter medicines) and Animal Health

        The Novartis Group established its newest and second largest division, Alcon, after securing 100% ownership of Alcon, Inc., on April 8, 2011. The new division includes the CIBA Vision contact lens and lens care business and selected ophthalmic medicines from the Pharmaceuticals Division and is a world leader in eye care, offering the widest spectrum of innovative surgical, pharmaceutical and vision care products to address the world's eye care needs.

        We have leadership positions in each of our six operating divisions, giving us the capacity to address customer and patient needs across segments of the healthcare marketplace. We believe that our ability to innovate in all these divisions will allow us to tailor our portfolio in response to market opportunities and will enable us to continue as an industry leader.

        Our shares are listed in Switzerland on the SIX Swiss Exchange under the symbol "NOVN" and our American Depositary Shares are listed on the New York Stock Exchange under the symbol "NVS." We employed approximately 124,000 full-time equivalent associates as of December 31, 2011 and have operations in approximately 140 countries around the world.

 Novartis Capital Corporation

        Novartis Capital Corporation is a finance subsidiary indirectly owned 100% by Novartis AG and was incorporated as a corporation under the laws of Delaware on July 23, 2008. It exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of Novartis AG. The principal office of Novartis Capital Corporation is located at 230 Park Avenue, 21st Floor, New York, New York 10169, USA, and its telephone number is + 1 212 307 1122.

 The Offering

Notes	$1,500,000,000 principal amount of 2022 notes
$500,000,000 principal amount of 2042 notes
Issuer	Novartis Capital Corporation
Guarantees	Novartis AG will fully and unconditionally guarantee the payment of principal, interest and additional amounts, if any, payable in respect of the notes.
Maturity	The 2022 notes will mature on September 21, 2022.
The 2042 notes will mature on September 21, 2042.
Interest Rate	The 2022 notes will bear interest at a rate of 2.400% annually.
The 2042 notes will bear interest at a rate of 3.700% annually.
Interest Payment Dates

For each of the 2022 notes and the 2042 notes, every March 21 and September 21, commencing March 21, 2013. If an interest payment date or redemption date, or the maturity date, as the case may be, for the notes would fall on a Saturday, Sunday or a day on which banking institutions in the City of New York, or Zurich, Switzerland, are authorized or obligated by law, regulation or executive order to be closed, then the interest payment date, redemption date or maturity date, as the case may be, will be postponed to the next succeeding business day, but no additional interest shall be paid unless we fail to make payment on such next succeeding business day.

Regular Record Dates for Interest	For each of the 2022 notes and the 2042 notes, every March 6 and September 6.
Calculation of Interest	Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Optional Make-Whole Redemption

The notes will be redeemable at our option, in whole or in part, at any time and from time to time. See "Description of the Notes—Optional Make-Whole Redemption of the Notes." Upon redemption, we will pay a redemption price equal to the greater of:

• 100% of the principal amount of the notes to be redeemed and
• the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, together with, in each case, accrued interest to the date of redemption.

The present value will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the Treasury Rate (as defined in this prospectus supplement) plus 0.100% in the case of the 2022 notes and 0.125% in the case of the 2042 notes.

Tax Redemption

In the event of changes in withholding taxes applicable to payments of interest on the notes in Switzerland, the United States or any other Relevant Taxing Jurisdiction, we may redeem the notes in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

See "Description of Debt Securities—Optional Redemption for Tax Reasons" in the accompanying prospectus.
Denominations	The notes will be issued only in book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Ranking	The notes will rank equally in right of payment with all other senior, unsecured debt obligations of Novartis Capital Corporation.
The guarantees will rank equally in right of payment with all other senior, unsecured debt obligations of Novartis AG.
Payment of Additional Amounts

Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any withholding tax in Switzerland, the United States or another Relevant Taxing Jurisdiction from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable.

See "Description of Debt Securities—Covenants—Payment of Additional Amounts" in the accompanying prospectus and "Description of the Notes—Payment of Additional Amounts" below.
Repayment	The notes will not be subject to repayment at the option of the holder prior to maturity.
Events of Default

The events of default are subject to a number of important qualifications and exceptions. See "Description of Debt Securities—Events of Default" in the accompanying prospectus and "Description of the Notes—Events of Default" below.

Sinking Fund	None.

Book-Entry Issuance; Settlement; Clearance

We will issue the notes as global notes in book-entry form registered in the name of DTC or its nominee. The sale of the notes will settle in immediately available funds through DTC. Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Those organizations will include Clearstream and Euroclear in Europe.

Governing Law	The notes and the guarantees will be governed by the laws of the State of New York.
Further Issuances

We may from time to time, without the consent of the holders of a series of notes, create and issue further notes of the same series having the same terms and conditions in all respects as the notes of that series being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. We will not issue any further notes of a series under the same CUSIP number unless such further notes have no more than a de minimis amount of original issue discount or such issuance would constitute a "qualified reopening" for U.S. federal income tax purposes. Any additional 2022 notes issued in this manner will be consolidated with and will form a single series with the 2022 notes being offered hereby. Any additional 2042 notes issued in this manner will be consolidated with and will form a single series with the 2042 notes being offered hereby.

Listing	The notes will not be listed on any securities exchange or interdealer market quotation system.
Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes outside of Switzerland, which may include the refinancing of existing short- and long-term indebtedness.
Trustee; Principal Paying Agent; Transfer Agent	HSBC Bank USA, National Association.

 RISK FACTORS

        Investing in the notes involves risks. You should carefully consider the risks relating to the notes described below, as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our annual report on Form 20-F for the year ended December 31, 2011 and the extensive risk factors relating to our business described therein beginning on page 6 thereof, before making a decision to invest in the notes.

Risks Relating to the Notes

The notes will not be listed and may not have an active trading market.

        The notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial. Underwriters, broker-dealers and agents that participate in the distribution of the notes may make a market in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the notes or that an active public market for the notes will develop. See "Plan of Distribution" in the accompanying prospectus.

General market conditions and other factors could adversely affect market prices for the notes.

        Market prices for the notes can be expected to vary with changes in market and economic conditions, including prevailing interest rates and the market for similar securities, our financial condition and prospects, changes in our credit ratings (whether real or anticipated) and other factors that generally influence the market prices of securities. As a result, the notes could trade at prices that may be lower than the initial offering price.

Neither Novartis Capital Corporation nor Novartis AG is prohibited from issuing further debt.

        There is no restriction on the amount of debt Novartis Capital Corporation may issue that ranks equally with the notes or on the amount of debt or guarantees Novartis AG may issue that ranks equally with the guarantees. The issuance of any such debt or guarantees may reduce the amount recoverable by you in the event of a liquidation or bankruptcy.

        In particular, we may from time to time, without the consent of the holders of a series of notes, create and issue one or more additional series of debt securities through the accompanying prospectus or create and issue further notes of the same series having the same terms and conditions in all respects as the applicable notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. See "Description of the Notes—Further Issuances." In addition, Novartis Capital Corporation may from time to time, without the consent of the holders of a series of notes, issue additional debt, and Novartis AG may among other things issue additional guarantees, including pursuant to our aggregate total $9.0 billion U.S. Commercial Paper Programs.

We may redeem the notes.

        We may redeem the 2022 notes and/or the 2042 notes, in whole or in part, at our option at any time and from time to time. See "Description of the Notes—Optional Make-Whole Redemption of the Notes" below and "Description of Debt Securities—Optional Redemption for Tax Reasons" in the accompanying prospectus.

The notes will rank below any secured debt of Novartis Capital Corporation and the guarantees will rank below the secured debt of Novartis AG.

        The notes will be unsecured obligations of Novartis Capital Corporation and will rank equal in right of payment to all other existing and future unsecured indebtedness of Novartis Capital Corporation. The notes will be subordinated to all existing and future secured indebtedness of Novartis Capital Corporation to the extent of the assets securing that indebtedness. The guarantees by Novartis AG will be subordinated to all existing and future secured indebtedness of Novartis AG to the extent of the assets securing that indebtedness. If Novartis Capital Corporation or Novartis AG incurs additional indebtedness and secures such indebtedness with its assets, your rights to receive payments under the notes and the guarantees will be subordinated to the rights of the holders of such future secured indebtedness. As of the date of this prospectus supplement, neither Novartis AG nor Novartis Capital Corporation had any secured indebtedness.

Because Novartis AG is a holding company and conducts substantially all of its operations through subsidiaries, your right to receive payments under the guarantees is structurally subordinated to the liabilities of our subsidiaries.

        Novartis AG is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. The ability of Novartis AG to meet its financial obligations is dependent upon the availability of cash flows from our domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments.

        The notes are obligations of Novartis Capital Corporation and are guaranteed exclusively by Novartis AG. The subsidiaries of Novartis AG are separate and distinct legal entities, and have no obligation to pay any amounts due on the guarantees or to provide us with funds for its payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets through the guarantees, will be effectively subordinated to the claims of that subsidiary's creditors. The guarantees do not restrict the ability of our subsidiaries to incur additional indebtedness or other liabilities. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The right to receive payments under the guarantees of Novartis AG may be adversely affected by Swiss bankruptcy laws.

        Novartis AG is incorporated under the laws of Switzerland. Accordingly, bankruptcy proceedings with respect to Novartis AG are likely to proceed under, and to be governed primarily by, Swiss bankruptcy law. The procedural and substantive provisions of such bankruptcy laws are, in certain cases, more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it may not be possible for us or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

Enforcement claims or court judgments against Novartis AG must be converted into Swiss francs.

        Enforcement claims or court judgments against Novartis AG under Swiss debt collection or bankruptcy proceedings may only be made in Swiss francs and any foreign currency amounts must accordingly be converted into Swiss francs. With respect to enforcing creditors, any such foreign currency amounts will be converted at the exchange rate prevailing on (i) the date of instituting the enforcement proceedings (Betreibungsbegehren), (ii) the date of the filing for the continuation of the bankruptcy procedure (Fortsetzungsbegehren) or (iii) the date on which any amounts claimed first became due and payable (Verfallzeit), whichever date is more favorable for the creditors. With respect to non-enforcing creditors, foreign currency amounts will be converted at the exchange rate prevailing at the time of the adjudication of bankruptcy (Konkurseröffnung).

 USE OF PROCEEDS

        We estimate the net proceeds from the sale of the notes to be approximately $1,968,406,000 after deducting underwriting discounts and expenses of the offering. We intend to use the net proceeds for general corporate purposes outside of Switzerland, which may include the refinancing of existing short- and long-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for each of the periods indicated using financial information extracted, where applicable, from our IFRS consolidated financial statements.

Six Months Ended June 30,		Year Ended December 31,
2012	2011	2011	2010	2009	2008	2007
15.7	16.0	13.0	15.2	16.3	24.0	21.4

        For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (i) income from continuing operations before taxes (after eliminating our share of results from associated companies), (ii) fixed charges and (iii) dividends from associated companies. Fixed charges are defined as the total of (i) interest expense and (ii) an estimate of the interest within rental expense of one-third of the total rental expense. For the period ended June 30, 2012, we have assumed rental expenses equal to 50% of the total expected rental expense for the full year 2012. For the period ended June 30, 2011, we have assumed rental expenses equal to 50% of the total actual rental expense for the full year 2011.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization (including short-term debt and non-controlling interests) as of June 30, 2012, on an actual basis and on an as adjusted basis to give effect to the sale of the notes (after deducting underwriting discounts and commissions).

	As of June 30, 2012
	Actual	As Adjusted
	(unaudited)
	(in millions $)
Equity
Share capital(1)	$1,002	$1,002
Treasury shares(2)	(93)	(93)
Reserves	63,221	63,221

Issued share capital and reserves attributable to shareholders of Novartis AG	64,130	64,130
Non-controlling interests	111	111

Total equity	64,241	64,241

Indebtedness
Short-term indebtedness:
Interest bearing accounts of associates	1,468	1,468
Other bank and financial debt	1,438	1,438
Commercial paper	5,921	5,921
Current portion of non-current financial debt	14	14
Fair value of derivative financial instruments	37	37
Long-term indebtedness:
3.625% CHF 800 million notes due 2015 of Novartis AG	832	832
4.125% $2,000 million notes due 2014 of Novartis Capital Corporation	1,997	1,997
5.125% $3,000 million notes due 2019 of Novartis Securities Investment Ltd	2,987	2,987
4.25% EUR 1,500 million notes due 2016 of Novartis Finance S.A.	1,882	1,882
1.9% $2,000 million notes due 2013 of Novartis Capital Corporation	1,999	1,999
2.9% $2,000 million notes due 2015 of Novartis Capital Corporation	1,991	1,991
4.4% $1,000 million notes due 2020 of Novartis Capital Corporation	990	990
Liabilities to banks and other financial institutions	1,087	1,087
Finance lease obligations	3	3
Less current portion of non-current financial debt	(14)	(14)
2022 notes offered hereby	—	1,482
2042 notes offered hereby	—	487

Total indebtedness	22,632	24,601

Total capitalization	$86,873	$88,842

(1)
Share capital was converted at the exchange rate of CHF 1.378/U.S. dollar applicable on December 31, 1998, the date on which we switched the presentation currency of our consolidated financial statements from CHF to U.S. dollars. Subsequent changes in share capital were converted at appropriate historical exchange rates.

(2)
Treasury shares were converted at appropriate historical exchange rates.

 DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading "Description of Debt Securities" of the accompanying prospectus.

General

        We will issue the notes pursuant to an indenture, dated as of February 10, 2009, among Novartis Capital Corporation, Novartis Securities Investment Ltd. and Novartis Finance S.A., as issuers, HSBC Bank USA, National Association, as trustee, and Novartis AG, as guarantor. The notes will each be a series of our debt securities. Novartis Capital Corporation will issue the 2022 notes in the aggregate principal amount of $1,500,000,000. The 2022 notes will mature on September 21, 2022. Novartis Capital Corporation will issue the 2042 notes in the aggregate principal amount of $500,000,000. The 2042 notes will mature on September 21, 2042. The notes will be issued only in book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The notes will be fully and unconditionally guaranteed by Novartis AG. If, for any reason, Novartis Capital Corporation does not make any required payment in respect of the notes when due, whether on the normal due date, on acceleration, redemption or otherwise, Novartis AG will cause the payment to be made to or to the order of the trustee. You will be entitled to payment under the guarantees of Novartis AG without taking any action whatsoever against Novartis Capital Corporation.

Interest Payments

        The notes will each bear interest at the applicable interest rate shown on the cover of this prospectus supplement and will accrue interest from September 21, 2012, or from the most recent date to which interest has been paid (or provided for), to but not including the next date upon which interest is required to be paid.

        Interest will be payable on each of the 2022 notes and the 2042 notes twice a year, on March 21 and September 21, commencing March 21, 2013, to the person in whose name a 2022 note or a 2042 note, respectively, is registered at the close of business on the March 6 or September 6 that precedes the date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months. "Business day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, Luxembourg, Luxembourg or Zurich, Switzerland are authorized or obligated by law, regulation or executive order to be closed.

        If an interest payment date or redemption date, or the maturity date, for the 2022 notes or the 2042 notes, as the case may be, would fall on a day that is not a business day, then the interest payment date or redemption date, or the maturity date, as the case may be, will be postponed to the next succeeding business day, but no additional interest shall be paid unless we fail to make payment on such next succeeding business day.

Covenants

        Subject to certain exceptions, if we are required to withhold or deduct any amount for or on account of any withholding tax in Switzerland, the United States or another Relevant Taxing Jurisdiction from any payment made on the notes, we will pay additional amounts on those payments so that the amount received by noteholders will equal the amount that would have been received if no such taxes had been applicable. See "Description of Debt Securities—Covenants—Payment of Additional Amounts" in the accompanying prospectus and "Payment of Additional Amounts" below.

        As contemplated by the last paragraph under "Description of Debt Securities—Defeasance" of the accompanying prospectus, the satisfaction of certain conditions will permit us to omit to comply with some or all of our obligations, covenants and agreements under the indenture with respect to the notes. In addition, we may omit to comply with certain covenants through covenant defeasance. See "Description of Debt Securities—Defeasance" in the accompanying prospectus.

        Except as described in the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the notes, including, among other things, through the incurrence of additional indebtedness.

Optional Make-Whole Redemption of the Notes

        Novartis Capital Corporation may redeem the 2022 notes and/or the 2042 notes, in each case in whole or in part, at its option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed on that redemption date; and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 0.100% in the case of the 2022 notes and 0.125% in the case of the 2042 notes, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption. Notwithstanding the foregoing, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, the quotation.

        "Quotation Agent" means any Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means (i) each of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Merrill Lynch Pierce, Fenner & Smith Incorporated and UBS Securities LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed by us or by the trustee on our behalf. Notice of redemption will be published in a daily newspaper of general circulation in the United States, and we will give notice of any such redemption to any exchange on which the notes are listed. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by such method as the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Payment of Additional Amounts

        Notwithstanding any of the provisions described under "Description of Debt Securities—Covenants—Payment of Additional Amounts" in the accompanying prospectus, no additional amounts will be payable with respect to Taxes for or on account of any withholding or deduction imposed under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any U.S. Treasury Regulations or other guidance issued or agreements entered into thereunder, any official written interpretations thereof or any law implementing an intergovernmental approach thereto.

Optional Redemption for Tax Reasons

        In the event of changes in withholding taxes applicable to payments of interest on the notes in Switzerland, the United States or another Relevant Taxing Jurisdiction, Novartis Capital Corporation may redeem the 2022 notes or the 2042 notes, in each case in whole (but not in part) at any time, at a price equal to 100% of their principal amount plus accrued interest to the redemption date. See "Description of Debt Securities—Optional Redemption for Tax Reasons" in the accompanying prospectus.

Events of Default

        Instead of the events of default described under "Description of Debt Securities—Events of Default" in the accompanying prospectus, an event of default with respect to the notes means only any one of the following events:

  •
  default in payment of the principal (or premium, if any) of any debt security of that series when due (including as a sinking fund installment), and the continuance of that default for more than two business days;

  •
  default in payment of interest on, or any additional amounts (as described under "Description of Debt Securities—Covenants—Payment of Additional Amounts" in the accompanying prospectus and under "—Payment of Additional Amounts" above) payable in respect of, any debt security of that series when due and payable, and the continuance of that default for 30 days;

  •
  default in performing any other covenant in the indenture with regard to that series for 90 days after the receipt of written notice from the trustee or from the holders of 25% in principal amount of the debt securities of that series;

  •
  (i) any indebtedness of, or guaranteed by, the relevant finance subsidiary or Novartis AG is not paid at its stated maturity or (as the case may be) within any originally applicable grace period; or (ii) any such indebtedness, or guarantee, of the relevant finance subsidiary or Novartis AG (as the case may be) becomes due and payable prior to its stated maturity by reason of an event of default; provided that (x) the amount of indebtedness referred to in clauses (i) and/or (ii) above individually or in the aggregate exceeds $350,000,000 (or its equivalent in any other currency or currencies); and (y) there shall not be deemed to be a default (i) where the relevant finance subsidiary or Novartis AG in good faith claims a right of set-off or otherwise contests its obligations to pay or (ii) if such acceleration is annulled or such payment or repayment is made within 10 days after the receipt of written notice from the trustee or from the holders of 25% in principal amount of the debt securities of that series;

  •
  an encumbrancer or a receiver or a person with similar functions appointed for execution (in Switzerland a Liquidator or Konkursverwalter) taking possession of the whole or any substantial part of the assets or undertaking of the relevant finance subsidiary or Novartis AG or a distress, execution or other process being levied or enforced upon or sued out against a substantial part of the property or assets of the relevant finance subsidiary or Novartis AG and not being paid, discharged, removed or stayed within 30 days;

  •
  the relevant finance subsidiary or Novartis AG stopping payment or ceasing business (except in each case in circumstances previously approved by the holders of a majority in principal (or, if any debt securities are original issue discount securities, such portion of the principal of such debt securities of such series as may then be accelerated pursuant to the terms of such debt securities) of the outstanding debt securities of all series affected (all such series voting as one class));

  •
  the relevant finance subsidiary becoming bankrupt or insolvent or entering into a provisional or definitive moratorium or making a general assignment for the benefit of its creditors;

  •
  Novartis AG becoming bankrupt or insolvent (or is obliged to notify the court of its financial situation in accordance with Article 725 (2) of the Swiss Code of Obligations) or entering into a provisional or definitive moratorium (provisorische or definitive Nachlassstundung) or making a general arrangement with its creditors (Nachlassvertrag);

  •
  an order being made or effective resolution passed for the winding-up or dissolution of the relevant finance subsidiary or Novartis AG except (i) a winding-up or dissolution, the terms of such winding-up or dissolution having previously been approved by the holders of a majority in principal (or, if any debt securities are original issue discount securities, such portion of the principal of such debt securities of such series as may then be accelerated pursuant to the terms of such debt securities) of the outstanding debt securities of all series affected (all such series voting as one class) or (ii) a winding-up or dissolution in connection with any consolidation, merger or sale in accordance with the provisions described under "Description of Debt Securities—Consolidation, Merger or Sale" in the accompanying prospectus; or

  •
  if the guarantee with respect to the relevant series of debt securities ceases to be, or is claimed by Novartis AG not to be, in full force and effect.

Further Issuances

        We are initially offering the 2022 notes in the aggregate principal amount of $1,500,000,000 and the 2042 notes in the aggregate principal amount of $500,000,000. We may from time to time, without the consent of the holders of a series of notes, create and issue further notes of the same series having the same terms and conditions in all respects as the applicable notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. We will not issue any further notes under the same CUSIP number unless such further notes have no more than a de minimis amount of original issue discount or such issuance would constitute a "qualified reopening" for U.S. federal income tax purposes. Any additional 2022 notes issued in this manner will be consolidated with and will form a single series with the 2022 notes being offered hereby. Any additional 2042 notes issued in this manner will be consolidated with and will form a single series with the 2042 notes being offered hereby.

Trustee, Principal Paying Agent and Transfer Agent

        HSBC Bank USA, National Association is the trustee under the indenture, and the principal corporate trust office of the trustee in The City of New York is also designated as the principal paying agent, registrar, transfer agent and calculation agent for the notes. We may at any time designate additional agents or rescind the designation of any agents or approve a change in the office through which any agent acts.

Book-Entry System

        We will issue the notes of each series in the form of one or more fully registered global securities. We will deposit these global securities with, or on behalf of, DTC and register these securities in the name of DTC's nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. The transfer of ownership of beneficial interests in a global security will be effected only through records maintained by DTC or its nominee, or by participants or persons that hold through participants.

        Investors may elect to hold beneficial interests in the global securities through either DTC, Clearstream or Euroclear if they are participants in these systems, or indirectly through organizations which are participants in these systems. Beneficial interests in the global securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Upon receipt of any payment in respect of a global security, DTC or its nominee will immediately credit participants' accounts with amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown in the records of DTC or its nominee. Payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing instructions and customary practices and will be the responsibility of those participants.

        DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC's participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.

        Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for

Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear, or, collectively, the "U.S. Depositaries."

        Clearstream holds securities for its participating organizations, or "Clearstream Participants," and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

        Clearstream is registered as a bank in Luxembourg and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System, or the "Euroclear Operator," in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

        Distributions with respect to the notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

        Euroclear holds securities and book-entry interests in securities for participating organizations, or "Euroclear Participants" and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

        Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

        Distributions with respect to notes of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

        Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between DTC's participating organizations, or the "DTC Participants," on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

        None of us, any of the underwriters and the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Same-Day Settlement and Payment

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

 TAX CONSIDERATIONS

        The following summary of material considerations relating to U.S. federal income tax, Swiss tax and the European Union Savings Directive is based upon laws, regulations, decrees, rulings, administrative practice and judicial decisions in effect at the date of this prospectus supplement. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming. Any such changes or interpretations could affect the tax consequences to holders of the notes, possibly on a retroactive basis, and could alter or modify the statements and conclusions set forth herein. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to a holder of the notes. Prospective purchasers of the notes are advised to consult their own tax advisers as to the tax consequences, under the tax laws of the country of which they are resident, of a purchase of notes including, without limitation, the consequences of the receipt of interest and (if applicable) any premium on, and of the sale or redemption of, the notes or any interest therein.

        The summary in respect of Swiss tax considerations does not deal with the position of certain classes of noteholders, such as dealers, and relates only to those persons who are the absolute beneficial owners of the notes and who hold the notes as an investment.

United States Taxation

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you purchase notes in the initial offering at the original issue price. This summary deals only with "U.S. holders" or "non-U.S. holders" (each defined below) that hold notes as capital assets. It does not address considerations that may be relevant to an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, pass-through entity (including an entity that is treated as a partnership for U.S. federal income tax purposes), dealer in securities or currencies, trader in securities or commodities that elects mark-to-market treatment, person that will hold notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or a person whose "functional currency" is not the U.S. dollar.

        You are a "U.S. holder" for the purposes of this discussion if you are a beneficial owner of notes who, for U.S. federal income tax purposes, is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of the U.S. Internal Revenue Code of 1986, as amended) or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        You are a "non-U.S. holder" for the purposes of this discussion if you are a beneficial owner of notes who, for U.S. federal income tax purposes, is treated as:

  •
  a nonresident alien individual;

  •
  a foreign corporation;

  •
  an estate that is not subject to U.S. federal income tax on a net income basis, or

  •
  a trust if (1) no U.S. court can exercise primary supervision over the trust's administration or no U.S. person and no group of such persons is authorized to control all substantial decisions of the trust, and (2) the trust has no election to be treated as a U.S. person in effect.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds or is the beneficial owner of the notes, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such a partnership should consult their tax advisors as to the tax consequences of an investment in the notes.

        No rulings from the U.S. Internal Revenue Service ("IRS") have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained by a court of competent jurisdiction. You should consult your tax adviser regarding the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, non-U.S., or other tax laws.

U.S. Holders

  Payments or Accruals of Interest

        Payments or accruals of interest on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). Interest income on the notes will be treated as U.S. source income for U.S. federal income tax purposes, which may be relevant in calculating a U.S. holder's foreign tax credit limitation.

  Sale or Exchange of Notes

        Upon the sale, exchange or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized on the disposition (less any accrued interest, which will be taxable as such, as described above) and your tax basis in such note (generally, its cost less any principal payments previously received). Any such gain or loss generally will be U.S.-source capital gain or loss and will be long-term capital gain or loss (which long-term capital gain is generally subject to taxation at reduced rates for non-corporate taxpayers) if you have held the note for more than one year. The deductibility of capital losses is subject to limitations.

  Medicare Tax

        For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" in the case of individuals, and the "undistributed net investment income" in the case of estates and trusts for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

  Information Reporting and Backup Withholding

        A paying agent must file information returns with the IRS in connection with payments on the notes made within the United States, or through certain U.S.-relevant financial intermediaries, to certain United States persons. If you are a United States person, you generally will not be subject to U.S. backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS. You also may be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.

Non-U.S. Holders

        Under current U.S. federal income tax law,

  (a)
  payments on a note to a non-U.S. holder (as defined above) will not be subject to U.S. federal income tax (including withholding tax), provided that, with respect to payments of interest, (i) the holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership, (ii) the holder is not a bank extending credit to us in the ordinary course of its trade or business, (iii) interest paid on the note is not effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and (iv) the beneficial owner provides a statement signed under penalty of perjury that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder); and

  (b)
  a holder of a note that is a non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of the note, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied.

        Payments on a note owned by a non-U.S. holder will not be subject to information reporting requirements or backup withholding tax if the statement described in clause (a) of the preceding paragraph is duly provided to the paying agent.

        Payment on a note by the U.S. office of a custodian, nominee or other agent of the beneficial owner of such note will be subject to information reporting requirements and backup withholding tax unless the beneficial owner timely certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign "broker" (as defined in applicable U.S. Treasury regulations), provided that such broker (i) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States, (ii) is not a controlled foreign corporation for U.S. federal income tax purposes and (iii) is not a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. Payment of the proceeds of the sale of a note effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of a sale of a note by the U.S. office of a broker will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

FATCA Withholding

        The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as "FATCA"), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to certain foreign entities (including interest payments and gross proceeds from the disposition of debt instruments, such as the notes) that fail to comply with certain certification and information reporting requirements. FATCA, as enacted, generally applies to debt instruments issued after March 18, 2012. Proposed U.S. Treasury regulations would extend the grandfather date and provide that FATCA generally will not apply to debt instruments that are outstanding on January 1, 2013 (unless such instruments are subject to a "significant modification" after that date), although taxpayers may not rely on the proposed U.S. Treasury regulations described above until they are finalized. You should consult your tax advisor regarding the relevance of FATCA and the proposed U.S. Treasury regulations to your particular situation.

Swiss Taxation

Swiss Withholding Tax

        According to the present practice of the Swiss Federal Tax Administration, payments of principal and interest (and discount or premium, if any) or gains in respect of the notes by Novartis Capital Corporation or the Guarantor are not subject to Swiss Withholding Tax (Verrechnungssteuer), if the proceeds from the notes are neither directly nor indirectly used in Switzerland.

EU Savings Tax for Swiss Paying Agents

        The payment of interest (and discount or premium, if any) in respect of the notes by Novartis Capital Corporation or the Guarantor or the payment of accrued interest upon a sale of the notes by the purchaser may be subject to a deduction of 35% if such payment is made to an EU resident individual (or certain entities or vehicles) via a Swiss paying agent. The deduction is not applied if the recipient of the payment voluntarily elects to have certain information on the payment transmitted to the tax authorities of his state of residence.

Issue or Transfer Stamp Taxes

        The issue of notes is not subject to Issue or Transfer Stamp Taxes.

        Secondary market transactions in notes may be subject to Transfer Stamp Tax of up to 0.3% of the consideration paid, if a Swiss or Liechtenstein securities dealer (as defined in the Swiss Stamp Tax Act) is involved in the transaction as party or as intermediary.

        Redemption of notes is not subject to Issue or Transfer Stamp Taxes.

Personal Income Tax

        Under present Swiss tax law, an individual noteholder who is not Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment, sole proprietorship or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss personal income tax on the interest (and discount or premium, if any) or gains from the notes because of the mere acquisition, ownership or disposal of notes.

        A Swiss tax resident individual who holds notes as part of his private assets is subject to income tax on the interest (and discount or premium, if any) derived from the notes as part of his overall net income. A gain realized upon a sale of notes by such individual is not subject to income tax.

        A Swiss tax resident individual holding notes as part of his Swiss business assets (including a professional securities dealer) is subject to income tax on any interest (and discount or premium, if any) and gain derived from the notes as part of the overall income. Losses incurred on notes by such investors are tax deductible, if certain conditions are met. Similar rules apply to foreign resident individuals, which have a permanent establishment or business in Switzerland with which the notes are effectively connected.

Profit Tax

        Under present Swiss tax law, a corporate noteholder who is not a Swiss tax resident and who, during the tax year, has not engaged in trade or business through a permanent establishment or partnership in Switzerland and who is not subject to Swiss taxation for any other reason, will not become subject to Swiss profit tax on the interest (and discount or premium, if any) or gain from the notes because of the mere acquisition, ownership or disposal of notes.

        A Swiss tax resident corporate entity holding notes is subject to profit tax on any profit (interest, discount, premium and gains) derived from the notes as part of the overall profit. Losses incurred on notes by such investors are tax deductible, if certain conditions are met. Similar rules apply to foreign resident corporate entities, which have a permanent establishment or business in Switzerland with which the notes are effectively connected.

European Union Savings Directive

        The European Union has adopted a directive regarding the taxation of savings income (Council Directive 2003/48/EC, the "Directive"). The Directive requires member states of the European Union (each, a "Member State") to provide to the tax authorities of another Member State details of certain payments of interest and other similar income paid by a person to an individual (or certain types of entities) resident in that other Member State, except that Austria and Luxembourg may instead impose a withholding tax system for a transitional period unless during such period they elect otherwise. The Directive does not preclude Member States from levying other types of withholding tax.

        The European Community and Switzerland have entered into an agreement on the taxation of savings income by way of a withholding tax system and voluntary declaration in the case of transactions between parties in the Member States and Switzerland. On the basis of such agreement, Switzerland has introduced a withholding tax on interest payments or other similar income paid by a paying agent within Switzerland to EU resident individuals. The withholding tax is to be withheld at a rate of 35%. The beneficial owner of the interest payments may be entitled to a tax credit or refund of the withholding if certain conditions are met.

        Prospective purchasers of the notes should consult their advisors concerning the impact of the Directive or any law implementing the Directive or complying with it. If any of Novartis Capital Corporation, Novartis AG, any paying agent or any institution where the notes are deposited are required to withhold any amount as a direct or indirect consequence of the EU Savings Directive, we will not be required to pay any additional amounts relating to such withholding. See "Description of Debt Securities—Covenants—Payment of Additional Amounts" in the accompanying prospectus.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated September 18, 2012, we have agreed to sell to the underwriters named below, for whom J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, the following respective principal amounts of the notes:

Underwriter	Principal amount of 2022 Notes	Principal amount of 2042 Notes
J.P. Morgan Securities LLC	$300,000,000	$100,000,000
Morgan Stanley & Co. LLC	$300,000,000	$100,000,000
BNP Paribas Securities Corp.	$135,000,000	$45,000,000
Citigroup Global Markets Inc.	$135,000,000	$45,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$135,000,000	$45,000,000
UBS Securities LLC	$135,000,000	$45,000,000
Barclays Capital Inc.	$60,000,000	$20,000,000
Credit Suisse Securities (USA) LLC	$60,000,000	$20,000,000
Deutsche Bank Securities Inc.	$60,000,000	$20,000,000
Goldman, Sachs & Co.	$60,000,000	$20,000,000
HSBC Securities (USA) Inc.	$60,000,000	$20,000,000
RBS Securities Inc.	$60,000,000	$20,000,000
Total	$1,500,000,000	$500,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriters propose to offer each series of notes initially at the respective price to public listed on the cover page of this prospectus supplement and to other broker-dealers at the applicable price to public less a selling concession of 0.30% of the principal amount per 2022 note and 0.50% of the principal amount per 2042 note. The underwriters and the other broker-dealers may allow a discount of 0.125% of the principal amount per 2022 note and 0.250% of the principal amount per 2042 note to other broker-dealers. After the initial public offering, the underwriters may change the price to public and concession and discount to broker-dealers.

        We estimate that our expenses (which consist of, among other fees, SEC registration fees, rating agency fees and expenses, legal fees and expenses, accounting fees and expenses and printing expenses) for this offering, excluding underwriting discounts, will be approximately $1,969,000. The underwriters have agreed to reimburse us for most of our expenses in connection with this offering.

        The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or interdealer market quotation system. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

        Each underwriter has agreed that it will not offer or sell, directly or indirectly, any of the notes in any jurisdiction where such offer or sale is not permitted.

        We have agreed to indemnify the several underwriters against liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or contribute to payments that the underwriters may be required to make in that respect.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        There is no assurance that the underwriters will undertake stabilization action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the underwriters in accordance with all applicable laws and rules.

        We expect that delivery of the notes will be made against payment therefor on or about September 21, 2012, which is the third business day after the date hereof.

 SELLING RESTRICTIONS

European Economic Area

        This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes.

        In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriter; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 "PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        Each underwriter has represented and agreed, and each further underwriter appointed under the notes will be required to represent and agree, that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the "FSMA")) received by it in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to Novartis Capital Corporation or Novartis AG; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

        This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. The notes will not be listed on the SIX Swiss Exchange and, therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the notes with a view to distribution. The investors will be individually approached by any underwriter from time to time.

Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in this prospectus supplement and the accompanying prospectus being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the "FIEA") and each underwriter has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person under Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA))

the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1) of the SFA and Section 275(1A) of the SFA, respectively, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

LEGAL MATTERS

        Certain matters of U.S. law will be passed upon for us by Mayer Brown International LLP and for the underwriters by Shearman & Sterling LLP. Shearman & Sterling LLP has performed and from time to time performs legal services for us and our subsidiaries and affiliates.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in management's report on internal control over financial reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, Switzerland, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AG is a member of the Swiss Institute of Certified Accountants and Tax Consultants.

PROSPECTUS

Novartis Capital Corporation

Debt Securities

Fully and Unconditionally Guaranteed by

Novartis AG

Novartis Securities Investment Ltd.

Debt Securities

Fully and Unconditionally Guaranteed by

Novartis AG

        We may offer debt securities from time to time in one or more series through this prospectus. The debt securities will be issued by one of Novartis AG's finance subsidiaries, Novartis Capital Corporation or Novartis Securities Investment Ltd., and will be fully and unconditionally guaranteed by Novartis AG.

        We will provide the specific terms of the debt securities we offer in one or more supplements to this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest. Our debt securities may be denominated in U.S. dollars or in any other currencies, currency units or composite currencies as we may designate.

        We may offer these debt securities through underwriters, agents or dealers or directly to institutional purchasers. The accompanying prospectus supplement will set forth the names of any underwriters or agents and any applicable commissions or discounts. The prospectus supplement will also set forth the proceeds we will receive from any sale of debt securities.

        Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2012.

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement, attached to the front of this prospectus, that will contain specific information about the terms of that offering. Those terms may vary from the terms described in this prospectus. As a result, the summary description of the debt securities in this prospectus is subject to, and qualified by reference to, the descriptions of the particular terms of any debt securities contained in any related prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any related prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        This prospectus does not include all of the information contained in the registration statement of which it is a part. We refer you to the registration statement and the related exhibits for a more complete understanding of our debt securities and the shelf registration process.

        As used in this prospectus, the term "finance subsidiaries" refers to Novartis Capital Corporation, a Delaware corporation and Novartis Securities Investment Ltd., a limited liability company incorporated under the laws of Bermuda. Any debt securities issued by one of the finance subsidiaries will be fully and unconditionally guaranteed by Novartis AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland. The term "guarantor" refers to Novartis AG. Unless the context requires otherwise, the terms "we," "our", "us" and "Group" refer to Novartis AG and its consolidated affiliates.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports with and furnish other reports and information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents we file with or furnish to the SEC on the SEC website at www.sec.gov. The address of the SEC's internet site is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-732-0330 for further information about its public reference room. Reports and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with or furnish to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we later file with or furnish to the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference herein.

        Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents is not intended to create any implication that there has been no change in our affairs since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We hereby incorporate by reference into this prospectus the documents listed below. Unless otherwise noted, all of the documents listed below have the SEC file number 001-15024:

  •
  Annual Report on Form 20-F for the year ended December 31, 2011;

  •
  Report on Form 6-K furnished to the SEC on February 23, 2012 relating to the approval of all proposed resolutions at our Annual General Meeting, including the election of Dr. Dimitri Azar to our Board of Directors;

  •
  Report on Form 6-K furnished to the SEC on February 29, 2012 relating to the appointment of Brian McNamara as Division Head, Novartis OTC;

  •
  Our interim financial report for the second quarter and first half of 2012 included as Exhibit 99.2 to our Report on Form 6-K furnished to the SEC on July 19, 2012;

  •
  Report on Form 6-K furnished to the SEC on September 18, 2012 with a modified version of our earnings release for the second quarter and first half of 2012; and

  •
  Each of the following documents that we file with or furnish to the SEC after the date of this prospectus from now until we terminate the offering of securities under this prospectus and the registration statement:

  •
  Reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and

  •
  Reports filed or furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.

        You may obtain copies of these documents in the manner described above. You may also request copies of these documents (excluding exhibits) at no cost by contacting us as follows:

Novartis International AG Investor Relations P.O. Box CH-4002 Basel Switzerland Tel: +41 61 324 79 44 Fax: +41 61 324 84 44 E-mail: investor.relations@novartis.com	Novartis Services, Inc. Investor Relations 230 Park Avenue, 21st Floor New York, NY 10169 USA Tel: + 1 212 307 1122 Fax: +1 212 246 0185 E-mail: investor.relations@novartis.com

PRESENTATION OF FINANCIAL INFORMATION

        We present our consolidated financial statements in U.S. dollars and in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. When we refer to "$," we mean U.S. dollars. Except where noted, all financial information is presented in accordance with IFRS.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as "prospects," "recommendations," "on track," "momentum," "positive opinion," "expected," "recommendation," "recommended," "expectations," "pipeline," "strategy," "long-term," "sustainable," "future," "commitment," "potentially," "would," "predicted," "will," "believes," "intends," "plans," "planned," "expect," "outlook," "unforeseen events," "potential," "filing," "launch," "submission," "filed," or similar expressions, or by express or implied discussions regarding potential new products, potential new indications for existing products, or regarding potential future revenues from any such products; potential outcomes of our efforts to improve the quality standards at any or all of our manufacturing sites, or regarding potential future sales or earnings of the Group; or by discussions of strategy, plans, expectations or intentions. You should not place undue reliance on these statements. Such forward-looking statements reflect the current views of the Group regarding future events, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantee that any new products will be approved for sale in any market, or that any new indications will be approved for any existing products in any market, or that any approvals which are obtained will be obtained at any particular time, or that such products will achieve any particular revenue levels. Nor can there be any guarantee that the Group will be successful in its efforts to improve the quality standards at any or all of its manufacturing sites, or that it will succeed in restoring or maintaining production at any particular sites. Neither can there be any guarantee that the Group will achieve any particular financial results. In particular, management's expectations could be affected by, among other things, unexpected regulatory actions or delays or government regulation generally; unexpected clinical trial results, including additional analyses of existing clinical data or unexpected new clinical data; the Group's ability to obtain or maintain patent or other proprietary intellectual property protection, including the ultimate extent of the impact on the Group of the loss of patent protection on key products which commenced last year and will continue this year; unexpected product manufacturing and quality issues, including the potential outcomes arising from the Warning Letter issued to us with respect to three Sandoz manufacturing facilities, and the potential outcome of efforts to restart production at the Consumer Health manufacturing facility at Lincoln, Nebraska; government, industry, and general public pricing pressures; uncertainties regarding actual or potential legal proceedings, including, among others, actual or potential product liability litigation, litigation and investigations regarding sales and marketing practices, shareholder litigation, government investigations and intellectual property disputes; competition in general; uncertainties regarding the effects of the ongoing global financial and economic crisis, including the financial troubles in certain Eurozone countries; uncertainties regarding future global exchange rates; uncertainties regarding future demand for our products; uncertainties involved in the development of new healthcare products; the impact that the foregoing factors could have on the values attributed to the Group's assets and liabilities as recorded in the Group's consolidated balance sheet; and other risks and factors referred to in our Annual Report on Form 20-F for the year ended December 31, 2011. Some of these factors are discussed in more detail in Novartis AG's current Form 20-F on file with the US Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus or in the documents incorporated herein by reference as anticipated, believed, estimated or expected. The information in this prospectus, any applicable prospectus supplement and any document incorporated herein by reference is current only as of the date of such and we do not intend, and do not assume any obligation, to update any information or forward-looking statements included in any such documents.

USE OF PROCEEDS

        Unless we tell you otherwise in a prospectus supplement, we will use the net proceeds from the sale of the debt securities described in this prospectus for general corporate purposes outside of Switzerland, which may include the refinancing of existing short- and long-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited consolidated ratio of earnings to fixed charges for each of the periods indicated using financial information extracted, where applicable, from our IFRS consolidated financial statements.

Six Months Ended June 30,		Year Ended December 31,
2012	2011	2011	2010	2009	2008	2007
15.7	16.0	13.0	15.2	16.3	24.0	21.4

        For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (i) income from continuing operations before taxes (after eliminating our share of results from associated companies), (ii) fixed charges and (iii) dividends from associated companies. Fixed charges are defined as the total of (i) interest expense and (ii) an estimate of the interest within rental expense of one-third of the total rental expense. For the period ended June 30, 2012, we have assumed rental expenses equal to 50% of the total expected rental expense for the full year 2012. For the period ended June 30, 2011, we have assumed rental expenses equal to 50% of the total actual rental expense for the full year 2011.

 NOVARTIS AG

        Novartis AG was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, our predecessor companies, Ciba-Geigy AG and Sandoz AG, merged into this new entity, creating the Group. Novartis AG is domiciled in and governed by the laws of Switzerland. Its registered office is located at Novartis AG, Lichtstrasse 35, CH-4056 Basel, Switzerland, and its telephone number is +41 61 324 1111.

        Novartis AG is organized as a holding company which owns, directly or indirectly, 100% of most significant operating companies of the Group. The Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products, led by innovative pharmaceuticals. We provide healthcare solutions that address the evolving needs of patients and societies worldwide.

        Our focused, diversified portfolio of businesses is made up of six global operating divisions and reports its results in five segments:

  •
  Pharmaceuticals: Innovative patent-protected prescription medicines

  •
  Alcon: Surgical, ophthalmic pharmaceutical and vision care products

  •
  Sandoz: Generic pharmaceuticals

  •
  Vaccines and Diagnostics: Human vaccines and blood-testing diagnostics

  •
  Consumer Health: OTC (over-the-counter medicines) and Animal Health

        The Group established its newest and second largest division, Alcon, after securing 100% ownership of Alcon, Inc., on April 8, 2011. The new division includes the CIBA Vision contact lens and lens care business and selected ophthalmic medicines from the Pharmaceuticals Division and is a world leader in eye care, offering the widest spectrum of innovative surgical, pharmaceutical and vision care products to address the world's eye care needs.

        We have leadership positions in each of our six operating divisions, giving us the capacity to address customer and patient needs across segments of the healthcare marketplace. We believe that our ability to innovate in all these divisions will allow us to tailor our portfolio in response to market opportunities and will enable us to continue as an industry leader.

        Our shares are listed in Switzerland on the SIX Swiss Exchange under the symbol "NOVN" and our American Depositary Shares are listed on the New York Stock Exchange under the symbol "NVS." We employed approximately 124,000 full-time equivalent associates as of December 31, 2011 and have operations in approximately 140 countries around the world.

NOVARTIS CAPITAL CORPORATION

        Novartis Capital Corporation is a finance subsidiary indirectly owned 100% by Novartis AG and was incorporated as a corporation under the laws of Delaware on July 23, 2008. It exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of Novartis AG. The principal office of Novartis Capital Corporation is located at 230 Park Avenue, 21st Floor, New York, New York 10169, USA, and its telephone number is + 1 212 307 1122.

NOVARTIS SECURITIES INVESTMENT LTD.

        Novartis Securities Investment Ltd. is a finance subsidiary indirectly owned 100% by Novartis AG and was incorporated as a limited liability company under the laws of Bermuda on September 25, 2001 for an indefinite duration. It exists for the purpose of issuing debt securities, the proceeds of which will be invested by it in marketable securities or advanced to, or otherwise invested in, subsidiaries or affiliates of Novartis AG. The principal office of Novartis Securities Investment Ltd. is located at 131 Front Street, Hamilton, HM12, Bermuda, and its telephone number is +1 441 296 8025.

LEGAL OWNERSHIP OF DEBT SECURITIES

"Street Name" and Other Indirect Holders

        We generally will not recognize investors who hold debt securities in accounts at banks or brokers as legal holders of those debt securities. Holding securities in accounts at banks or brokers is called holding in "street name." If an investor holds debt securities in street name, we recognize only the bank or broker or the financial institution the bank or broker uses to hold the debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

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  how it handles payments and notices with respect to securities;

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  whether it imposes fees or charges;

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  how it would handle voting if ever required;

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  how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

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  whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

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  how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Registered Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

        A global security is a special type of indirectly held security. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of the debt securities will be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities represented by the global security not be registered in the name of any other holder except in the special situations described below. The financial institution that acts as the sole registered holder of the global security is called the depositary. Any person wishing to own a debt security may do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only as global securities.

        Transfers of debt securities represented by the global security will be made only on the records of the depositary or its nominee by transferring such debt securities from the account of one broker, bank or financial institution to the account of another broker, bank or financial institution. These transfers are made electronically only and are also known as book-entry transfers. Securities in global form are sometimes also referred to as being in book-entry form.

        As an indirect holder, your rights relating to a global security will be governed by the account rules of your broker, bank or financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of debt securities and instead will deal only with the depositary that holds the global security.

        You should be aware that if debt securities are issued only in the form of a global security:

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  you cannot have debt securities registered in your own name;

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  you cannot receive physical certificates for your interest in the debt securities, subject to certain exceptions;

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  you will be a street name holder and must look to your own broker, bank or financial institution for payments on the debt securities and protection of your legal rights relating to the debt securities;

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  you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own securities in the form of physical certificates;

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  the depositary's policies will govern payments, transfers, exchanges and other matters relating to your indirect interest in the global security. We and the trustee will have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also will not supervise the depositary in any way; and

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  the depositary will require that indirect interests in the global security be purchased or sold within its system using same-day funds for settlement.

Special Situations

        In a few special situations described below, the global security will terminate and the indirect interests in it will be exchanged for registered debt securities represented by physical certificates. After that exchange, the choice of whether to hold debt securities in registered form or in street name will be up to you; provided, however, that the physical certificates are issued in a registered form for U.S. federal income tax purposes. You must consult your broker, bank or financial institution to find out how to have your interests in debt securities transferred to your name, so that you will be a registered holder.

        Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are:

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  when the depositary notifies us that it is unwilling or unable to continue as depositary and we do not or cannot appoint a successor depositary within 90 days;

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  the depositary ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days;

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  an event of default has occurred and is continuing and beneficial owners representing a majority in principal amount of the applicable series of debt securities have advised the depositary to cease acting as the depositary; or

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  we decide we do not want to have the debt securities of that series represented by a global security.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial registered holders.

The Term "Holder" as Used in this Prospectus and Elsewhere

        In the descriptions of the debt securities included in this prospectus and any prospectus supplement, when we refer to the "holder" of a given debt security as being entitled to certain rights or payments, or being permitted to take certain actions, we are in all cases referring to the registered holder of the debt security.

        While you would be the registered holder if you held a certificated security registered in your name, it is likely that the holder will actually be either the broker, bank or other financial institution where you have your street name account, or, in the case of a global security, the depositary. If you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a debt security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot exercise the option yourself by following the procedures described in the prospectus supplement. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the prospectus supplement relating to the debt security.

 DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to those debt securities, will be described in the related prospectus supplement at the time of the offer.

General

        As used in this prospectus, "debt securities" means the debentures, notes, bonds, guarantees and other evidences of indebtedness that one of our finance subsidiaries issues, Novartis AG fully and unconditionally guarantees and the trustee authenticates and delivers under the indenture. The debt securities will be direct unsecured obligations of the relevant finance subsidiary and will rank equally and ratably without preference among themselves and at least equally with all of the other unsecured and unsubordinated indebtedness of the relevant finance subsidiary. The guarantees will be direct unsecured obligations of Novartis AG and will rank equally and ratably without preference among Novartis AG and at least equally with all other unsecured and unsubordinated guarantees and indebtedness of Novartis AG.

        The debt securities will be issued in one or more series under an indenture, dated February 10, 2009 among the Novartis finance subsidiaries and Novartis Finance S.A., as issuers, HSBC Bank USA, National Association, as trustee, and Novartis AG, as guarantor. The indenture is qualified under the Trust Indenture Act of 1939, as amended.

        This prospectus briefly outlines the provisions of the indenture. The terms of the indenture will include both those stated in the indenture and those made part of the indenture by the Trust Indenture Act. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you.

        The indenture does not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of Novartis AG or the finance subsidiaries in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities.

Issuances in Series

        The indenture does not limit the amount of debt securities that may be issued. The debt securities may be issued in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. Not all debt securities of any one series need be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consents of the holders of debt securities of that series, for issuances of additional debt securities of that series. Except in the limited circumstances described below under "—Covenants—Limitation on Liens," the debt securities will not be secured by any property or assets of Novartis AG or the finance subsidiaries.

        The terms of any authorized series of debt securities will be described in a prospectus supplement. These terms will include some or all of the following:

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  the title, aggregate principal amount and denominations of the debt securities;

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  the date or dates on which principal will be payable;

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  the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If original issue discount debt securities are issued (generally, securities that are issued at a substantial discount below their principal amount), the special U.S. federal income tax and other considerations of a purchase of original issue discount debt securities will be described;

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  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest;

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  the interest payment dates;

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  any optional or mandatory redemption terms;

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  whether any sinking fund is required;

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  the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars;

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  whether the debt securities are to be issued as individual certificates to each holder or in the form of global certificates held by a depositary on behalf of beneficial owners;

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  information describing any book-entry features;

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  the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for any series;

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  the applicability of the defeasance and covenant defeasance provisions described in this prospectus, or any modifications of those provisions;

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  any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities; and

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  any other terms, conditions, rights or preferences of the debt securities.

        The prospectus supplement relating to any series of debt securities may add to or change statements contained in this prospectus. The prospectus supplement may also include, if applicable, a discussion of certain U.S. federal income tax, Swiss income tax and Bermuda tax considerations.

Novartis Guarantees

        Debt securities issued by the finance subsidiaries will be fully and unconditionally guaranteed by Novartis AG. If for any reason the applicable finance subsidiary does not make any required payment in respect of its debt securities when due, whether on the normal due date, on acceleration, redemption or otherwise, Novartis AG will cause the payment to be made to or to the order of the trustee. The holder of a guaranteed debt security will be entitled to payment under the applicable guarantee of Novartis AG without taking any action whatsoever against the relevant finance subsidiary.

Payment and Transfer

        The debt securities will be issued only as registered securities, which means that the name of the holder will be entered in a register that will be kept by the trustee or another agent appointed by us. Unless stated otherwise in a prospectus supplement, and except as described under "—Book-Entry System" below, payments of principal, interest and additional amounts (as described below under "—Covenants—Payment of Additional Amounts"), if any, will be made at the office of the paying agent or agents named in the prospectus supplement or by check mailed to registered holders at the address appearing in the register.

        Unless other procedures are described in a prospectus supplement and except as described under "—Book-Entry System" below, you will be able to transfer registered debt securities at the office of the transfer agent or agents named in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

        Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Consolidation, Merger or Sale

        Novartis AG and the finance subsidiaries have agreed in the indenture not to consolidate with or merge with or into any other person or convey or transfer all or substantially all of their respective properties and assets to any person (except that the finance subsidiaries may merge with or into Novartis AG and Novartis AG may merge with or into the finance subsidiaries), unless:

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  Novartis AG or the applicable finance subsidiary, as the case may be, is the continuing person, or the successor expressly assumes by supplemental indenture their respective obligations under the indenture;

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  the continuing person is organized and validly existing under the laws of (i) if the continuing person is a successor to the relevant finance subsidiary, the jurisdiction of organization of such finance subsidiary or Switzerland, (ii) if the continuing person is a successor to Novartis AG, the United States or Switzerland or (iii) in any case, a jurisdiction that is a member country of the Organization for Economic Cooperation and Development (or any successor) and, if it is not organized and validly existing under the laws of (x) in the case of the applicable finance subsidiary, the jurisdiction of organization of such finance subsidiary, (y) in the case of Novartis AG, the United States or (z) in any case, Switzerland, the continuing person agrees by supplemental indenture to be bound by a covenant comparable to that described below under "—Covenants—Payment of Additional Amounts" with respect to taxes imposed in the continuing person's jurisdiction of organization (in which case the continuing person will benefit from a redemption option comparable to that described below under "—Optional Redemption for Tax Reasons" in the event of changes in taxes in that jurisdiction after the date of the consolidation, merger or sale);

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  immediately after the transaction, no default under the debt securities has occurred and is continuing; and

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  Novartis AG or the relevant finance subsidiary, as applicable, delivers to the trustee an officer's certificate and, if neither Novartis AG nor the relevant finance subsidiary, as applicable, is the continuing person, an opinion of counsel, in each case stating, among other things, that the transaction and the supplemental indenture, if required, comply with these provisions and the indenture.

Covenants

  Payment of Additional Amounts

        Payments made by us under or with respect to the debt securities will be free and clear of and without withholding or deduction for or on account of any and all present or future taxes, duties, assessments or governmental charges of any nature imposed, levied, collected, withheld or assessed by or on behalf of (i) the government of Switzerland or of any political subdivision of Switzerland or by any authority or agency therein or thereof having the power to tax, (ii) the government of the jurisdiction of organization of the applicable finance subsidiary or any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having the power to tax or (iii) the government of any jurisdiction from or through which a payment on the debt securities or the guarantee is made or any political subdivision or territory or possession of such jurisdiction or by any authority or agency therein or thereof having power to tax (each of clauses (i), (ii) and (iii), a

"Relevant Taxing Jurisdiction"), which we refer to collectively as "Taxes," unless we are required to withhold or deduct Taxes by law.

        If we are required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the debt securities, we will pay such additional amounts as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount the holder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

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  that would not have been imposed but for the existence of any present or former connection between such holder or beneficial owner of the debt securities (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership or corporation) and a Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

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  that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

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  payable other than by withholding from payments of principal of or interest on the debt securities;

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  that would not have been imposed but for the failure of the applicable recipient of such payment to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority or comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes;

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  that are imposed on a payment to an individual or a residual entity and are required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive;

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  that would not have been imposed but for the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after the date on which such payment first became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

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  to the extent the amount of Tax could have be reduced by presentation for payment of the relevant debt securities to a paying agent other than the paying agent to which the presentation was made; or

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  any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or interest on any debt security to any such holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of the debt security.

  Limitation on Liens

        In the indenture we have agreed, for so long as any debt securities are outstanding, that neither the relevant finance subsidiary nor Novartis AG will create or have outstanding any lien upon the whole or any part of its assets, present or future (including any uncalled capital), in order to secure any existing or future relevant indebtedness (as this term is defined below) or to secure any guarantee or indemnity in respect thereof without in any such case at the same time securing the debt securities equally and ratably with such relevant indebtedness (or any guarantee or indemnity in respect thereof) or creating such other security approved by the relevant finance subsidiary and/or Novartis AG (as the case may be) and the holders of a majority in principal amount of all affected series of debt securities, voting as one class.

        The restrictions on liens will not apply to:

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  liens arising by operation of law; and

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  liens on the assets of any person existing at the time such person is merged with or into or consolidated with Novartis AG.

        For purposes of the limitation on liens covenant, the term "relevant indebtedness" means any loan or other indebtedness in the form of, or represented or evidenced by, bonds, debentures, notes or other securities that are or are capable of being quoted, listed or traded on any stock exchange or in any securities market or over-the-counter market. For purposes of the limitation on liens covenant, "assets" refers to assets of the relevant finance subsidiary and Novartis AG, respectively, and does not include the assets of their respective subsidiaries.

  Additional Covenants

        We may be subject to additional covenants, including restrictive covenants in respect of a particular series of debt securities. Such additional covenants will be set forth in the applicable prospectus supplement and, to the extent necessary, in the supplemental indenture or board resolution relating to that series of debt securities.

Optional Redemption for Tax Reasons

        The relevant finance subsidiary may redeem any series of debt securities in whole but not in part at any time, on giving not less than 30 nor more than 60 days' notice of such redemption, at a redemption price equal to the principal amount plus accrued interest, if any, to the date fixed for redemption (except in the case of discounted debt securities, which may be redeemed at the redemption price specified by the terms of each series of such debt securities), if:

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  the relevant finance subsidiary determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of a Relevant Taxing Jurisdiction, or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the issue date or such other date specified in the debt securities of that series:

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  the relevant finance subsidiary would be required to pay additional amounts (as described under "—Covenants—Payment of Additional Amounts" above) with respect to that series of debt securities on the next succeeding interest payment date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us; or

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  withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the applicable finance subsidiary directly from the guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the applicable finance subsidiary or the guarantor (or any affiliate); or

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  the relevant finance subsidiary determines, based upon an opinion of independent counsel selected by the relevant finance subsidiary that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, a Relevant Taxing Jurisdiction (whether or not such action was taken or brought with respect to Novartis AG or the applicable finance subsidiary, as the case may be), which action is taken or brought on or after the issue date or such other date specified in the debt securities of that series, there is a substantial probability that the circumstances described above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the relevant finance subsidiary would be obligated to pay such additional amounts.

        We will also pay to each holder, or make available for payment to each such holder, on the redemption date any additional amounts resulting from the payment of such redemption price, subject to the conditions described under "—Covenants—Payment of Additional Amounts" above. Prior to the publication of any notice of redemption, we will deliver to the trustee:

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  an officer's certificate stating that the relevant finance subsidiary is entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred; or

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  an opinion of counsel to the effect that the conditions specified above have been satisfied.

        Any notice of redemption will be irrevocable once the relevant finance subsidiary delivers the officer's certificate to the trustee.

Events of Default

        Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities means any one of the following events:

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  default in payment of the principal (or premium, if any) of any debt security of that series when due (including as a sinking fund installment), and the continuance of that default for more than two business days;

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  default in payment of interest on, or any additional amounts (as described under "—Covenants—Payment of Additional Amounts" above) payable in respect of, any debt security of that series when due and payable, and the continuance of that default for 30 days;

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  default in performing any other covenant in the indenture with regard to that series for 90 days after the receipt of written notice from the trustee or from the holders of 25% in principal amount of the debt securities of that series;

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  (i) any indebtedness of, or guaranteed by, the relevant finance subsidiary or Novartis AG is not paid at its stated maturity or (as the case may be) within any originally applicable grace period; or (ii) any such indebtedness, or guarantee, of the relevant finance subsidiary or Novartis AG (as the case may be) becomes due and payable prior to its stated maturity by reason of an event of default; provided that (x) the amount of indebtedness referred to in clauses (i) and/or (ii) above individually or in the aggregate exceeds $150,000,000 (or its equivalent in any other currency or currencies); and (y) there shall not be deemed to be a default (i) where the relevant finance subsidiary or Novartis AG in good faith claims a right of set-off or otherwise contests its obligations to pay or (ii) if such acceleration is annulled or such payment or repayment is made within 10 days after the receipt of written notice from the trustee or from the holders of 25% in principal amount of the debt securities of that series;

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  an encumbrancer or a receiver or a person with similar functions appointed for execution (in Switzerland a Sachwalter or Konkursverwalter) taking possession of the whole or any substantial part of the assets or undertaking of the relevant finance subsidiary or Novartis AG or a distress, execution or other process being levied or enforced upon or sued out against a substantial part of the property or assets of the relevant finance subsidiary or Novartis AG and not being paid, discharged, removed or stayed within 30 days;

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  the relevant finance subsidiary or Novartis AG stopping payment or ceasing business (except in each case in circumstances previously approved by the holders of a majority in principal (or, if any debt securities are original issue discount securities, such portion of the principal of such debt securities of such series as may then be accelerated pursuant to the terms of such debt securities) of the outstanding debt securities of all series affected (all such series voting as one class));

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  the relevant finance subsidiary becoming bankrupt or insolvent or entering into a moratorium or making a general assignment for the benefit of its creditors;

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  Novartis AG becoming bankrupt or insolvent (or is obliged to notify the court of its financial situation in accordance with Article 725 (2) of the Swiss Code of Obligations) or entering into a moratorium (Stundung) or making arrangements with its creditors (Nachlassvertrag);

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  an order being made or a resolution passed for the winding-up or dissolution of the relevant finance subsidiary or Novartis AG except a winding-up or dissolution, the terms of such winding-up or dissolution having previously been approved by the holders of a majority in principal (or, if any debt securities are original issue discount securities, such portion of the principal of such debt securities of such series as may then be accelerated pursuant to the terms of such debt securities) of the outstanding debt securities of all series affected (all such series voting as one class);

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  if the guarantee with respect to the relevant series of debt securities ceases to be, or is claimed by Novartis AG not to be, in full force and effect; or

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  any other event of default provided with respect to that particular series of debt securities.

        For purposes of the definition of "event of default," the term "indebtedness" means any indebtedness for monies borrowed or raised including, without limitation, any debenture, note, bond or like security.

        Any additional or different events of default applicable to a particular series of debt securities will be described in the prospectus supplement relating to such series.

        An event of default with respect to a particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

        The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium or interest) if it, in good faith, considers such withholding of notice to be in the best interests of the holders. A default is any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time.

        If an event of default occurs and continues, the trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately, or accelerate:

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  the entire principal of the debt securities of such series; or

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  if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement.

        If the event of default occurs because of a default in a payment of principal or interest on the debt securities of any series, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because of a failure to perform any other covenant in the indenture or any covenant for the benefit of one or more, but not all, of the series of debt securities, then the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because of bankruptcy proceedings, then all of the debt securities under the indenture will be accelerated automatically. Therefore, except in the case of a default on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

        The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow noncompliance with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on any of the debt securities when due otherwise than as a result of acceleration.

        After an event of default, the trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or is unduly prejudicial to the rights of other holders.

        No holder will be entitled to pursue any remedy with respect to the indenture unless the trustee fails to act for 60 days after it is given:

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  notice of default by that holder;

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  a written request to enforce the indenture by the holders of not less than 25% in principal amount of all outstanding debt securities of any affected series; and

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  an indemnity to the trustee, satisfactory to the trustee;

and during this 60-day period the holders of a majority in principal amount of all outstanding debt securities of such affected series do not give a direction to the trustee that is inconsistent with the enforcement request. These provisions will not prevent any holder of debt securities from enforcing payment of the principal of (and premium, if any) and interest on the debt securities at the relevant due dates.

        If an event of default with respect to a series of debt securities occurs and is continuing, the trustee will mail to the holders of those debt securities a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of debt securities, the trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the holders of the relevant debt securities.

Modification of the Indenture

        In general, we may modify our rights and obligations and those of the holders under the indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to such modification. However, the indenture provides that, unless each affected holder agrees, an amendment cannot:

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  make any adverse change to any payment term of a debt security such as extending the maturity date, extending the date on which we have to pay interest or make a sinking fund payment, reducing the interest rate, reducing the amount of principal or additional amounts payable, changing the currency in which we have to make any payment of principal, premium or interest, modifying any redemption or repurchase right, or right to convert or exchange any debt security, to the detriment of the holder and impairing any right of a holder to bring suit for payment;

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  waive any payment default;

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  reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default; or

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  make any other change to the amendment provisions of the indenture.

        However, if we and the trustee agree, the indenture may be amended without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder. We and the trustee are permitted to make modifications and amendments to the indenture without the consent of any holder of debt securities for any of the following purposes:

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  to cure any ambiguity, defect or inconsistency in the indenture;

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  to comply with sections of the indenture governing when Novartis AG or the relevant finance subsidiary may merge;

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  to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

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  to evidence and provide for the acceptance by a successor trustee of appointment under the indenture with respect to the debt securities of any or all series;

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  to establish the form or forms or terms of the debt securities of any series or of the coupons appertaining to such debt securities as permitted under the indenture;

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  to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

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  to provide for a further guarantee from a third party on outstanding debt securities of any series and the debt securities of any series that may be issued under the indenture;

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  to change or eliminate any provision of the indenture; provided that any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

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  to supplement any of the provisions of the indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action will not adversely affect the interests of the holders of such or any other series of debt securities in any material respect; or

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  to make any change that does not materially and adversely affect the rights of any holder of the debt securities.

Defeasance

        The term defeasance means discharge from some or all of the obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

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  we will be discharged from our respective obligations with respect to the debt Securities of such series; or

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  we will no longer be under any obligation to comply with the restrictive covenants, if any, contained in the indenture and any supplemental indenture or board resolution with respect to the debt securities of such series, and the events of default relating to failures to comply with covenants will no longer apply to us.

        If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead, the holders will only be able to rely on the deposited funds or obligations for payment.

        The relevant finance subsidiary must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. The relevant finance subsidiary may, in lieu of an opinion of counsel, deliver a ruling to such effect received from or published by the U.S. Internal Revenue Service.

Book-Entry System

        Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if a depositary is used.

        DTC has advised us as follows:

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

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  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as through transfers and pledges, among its participants in such securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates;

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  DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC; and

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  access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

        So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

        We will make all payments of principal, interest and additional amounts (as described under "—Covenants—Payment of Additional Amounts" above), if any, on the debt securities to the depositary. It is expected that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers' accounts in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

        Global securities are generally not transferable. Physical certificates will be issued to beneficial owners in lieu of a global security only in the special situations described under the heading "Legal Ownership of Debt Securities—Global Securities—Special Situations."

Information Concerning the Trustee

        HSBC Bank USA, National Association will be the trustee. The trustee will be required to perform only those duties that are specifically set forth in the indenture, except when a default has occurred and is continuing with respect to the debt securities. After a default, the trustee must exercise the same degree of care that a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the trustee will be under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debt securities unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred by exercising those powers.

Governing Law

        The debt securities, the related guarantees and the indenture will be governed by and construed in accordance with the laws of the State of New York.

 TAX CONSIDERATIONS

        The applicable prospectus supplement will describe certain tax considerations in connection with the acquisition, ownership and disposal of debt securities.

 PLAN OF DISTRIBUTION

        We may sell our securities through agents, underwriters, dealers or directly to purchasers.

        Our agents may solicit offers to purchase our securities.

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  We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

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  Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

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  Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

        We may use an underwriter or underwriters in the offer or sale of our securities.

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  If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

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  We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

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  The underwriters will use our prospectus supplement to sell our securities.

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  If we use an underwriter or underwriters, the underwriter or underwriters will acquire our securities for their own account and may resell our securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed price or at varying prices determined at the time of the sale.

        We may use one or more dealers to sell our securities.

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  If we use a dealer, we, as principal, will sell our securities to the dealer.

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  The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

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  We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

        We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

        We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for, us or our subsidiaries and affiliates in the ordinary course of business.

        We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

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  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

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  These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

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  We will indicate in our prospectus supplements the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

 LEGAL MATTERS

        Certain matters of U.S. law will be passed upon for us by Mayer Brown International LLP and for the underwriters by Shearman & Sterling LLP. Shearman & Sterling LLP has performed and from time to time performs legal services for us and our subsidiaries and affiliates.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in management's report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers AG, Switzerland, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AG is a member of the Swiss Institute of Certified Accountants and Tax Consultants.

 LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

        Because Novartis AG is a Swiss company headquartered in Switzerland, many of our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries), and certain experts named in this prospectus, reside outside the United States. As a result, it may be difficult for you to serve legal process on us or our directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries) or have any of them appear in a U.S. court. In addition, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts, to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S., or to enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.